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                                                                   Exhibit 10.21

                                 LUTHER/ALLIANCE
                 EXCLUSIVE MASTER SALES & DISTRIBUTION AGREEMENT

      THIS MASTER SALES AND DISTRIBUTION AGREEMENT (hereinafter the "Agreement") made effective as of the 1st day of November,2003 by and between New Alliance of Independent Medical Distributors, Inc., a Texas corporation d/b/a Alliance Medical (hereinafter "Distributor or Alliance") with principal offices at 3429 Executive Center Drive, Austin, Texas 78731, and Luther Needlesafe Products (hereinafter "Supplier") a California company, with principal offices at 3199 Airport Loop Dr., Unit E, Costa Mesa, California 92626-3414.

                                   BACKGROUND

      Supplier develops, manufactures and sells certain medical products. Supplier is willing to provide quantities of certain products to Distributor for marketing, sales and distribution under the terms and conditions of this Agreement. Distributor is willing to accept and pay for certain quantities of such medical products under the terms and conditions of this Agreement

      NOW, THEREFORE, the parties agree as follows:

                                   Section 1
                                  DEFINITIONS

      As used herein, the following words and phrases shall have the following meanings:

      1.1 "Contract Year." Each 12-month period during the term of this Agreement beginning on November 1 and ending on the last day of October 12 months thereafter.

      1.2 "End-Users." Customers of Alliance who have acquired products for their own use and not for redistribution or resale.

      1.3 Alliance will act as master distributor and maximize sales through Alliance distribution resources. In markets not covered by Alliance, Alliance will contract; sell and manage other resellers or subcontractors to reach sales goals.

      1.4   "Territory." The United States of America and Canada.


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      1.5   "Resellers." Companies that would buy product from Alliance for sale into markets not covered by Alliance; e.g. Doctor's offices and Long Term Care facilities.

      1.6 "Products." The products covered by this Agreement or described, on the "Product Price List" attached to Exhibit "A" and any other products added to Exhibit "A" from time to time in writing, signed by both parties, All improved product would be covered under original contract and new products that serve the same market

      1.7 "Contract Term" Means a five-year period beginning November 1, 2003 and ends on October 31, 2008, unless extended by mutual agreement of the parties.

                                    Section 2
                         Master Distributor Appointment

      2.1 Supplier grants Distributor the exclusive right and license to market distribute, sub-contract and sell the Products provided to Distributor under this Agreement in unopened and unaltered form, to End-Users or resellers located in the Territory.

      2.2 Pursuant to this Agreement, Distributor agrees to phase out sales of any competitive product as soon as contractually possible, and without incurring additional expenses or cost expenditures or penalties, and to exclusively market, sell, and distribute Supplier's Products in the Territory set forth above.

      2.3 As master distributor, Distributor will manage sales and contracting of Supplier's Products covered in this Agreement to all national and regional group accounts.

                                    Section 3
                          PRODUCT ORDERS AND SHIPMENT

      3.1 Distributor shall from time to time prepare and submit to Supplier product orders stating the number and type of Products that Distributor desires to receive, with shipment by Supplier expected for approximately 7 days thereafter. Distributor's product orders shall be in writing and shall constitute binding commitments to accept the number and type of Products stated therein, in accordance with the terms and conditions of this Agreement Distributor may


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cancel a product order only with the prior written approval of an authorized representative of Supplier.

      3.2 Within 3 days after receiving a product order from Distributor submitted in accordance with the terms hereof, Supplier shall acknowledge in writing its acceptance of such product order. Supplier's acceptance shall constitute a binding commitment to ship to Distributor the number and type of Products stated in such product order, in accordance with the terms and conditions thereof.

      3.3 Supplier shall use all reasonable efforts to ship quantities of Products ordered within 5 days of receipt and acceptance of product orders. Packaging and means of shipment of Products shall be determined by Supplier, unless otherwise agreed. Product shall be shipped F.O.B. Destination. If scheduling of shipment by Supplier is delayed, to occur more than 30 days from the date of receipt of a product order, Supplier shall so notify Distributor.

      3.4 Products damaged in transit shall be returned to Supplier within 30 days after receipt, accompanied by such documentation as may reasonably be required, including but not limited to a returned goods authorization obtained by Distributor from Supplier, to assert any claims that may lie against the carrier causing such, damage.

      3.5 Within the first 15 days of each quarter, Distributor shall prepare its tentative projections of the number and type of Products that Distributor reasonably expects to order and accept for distribution during the following quarter in order to satisfy its continuing requirements, and shall submit such projection to Supplier.

      3.6 Within 30 days of the end of each calendar quarter, during the term of this Agreement Distributor shall provide a sales report to Supplier showing End-User and resellers sales during preceding quarter.

                                    Section 4
                               PRICES AND PAYMENT

      4.1 Prices for Products shall be as indicated on Exhibit "A." Prices quoted, are exclusive of taxes, shipping and insurance charges.

      4.2 The Product prices set forth in Exhibit "A" are firm, for the first Contract Year. Supplier may change the prices for Products for any subsequent Contract Year (no greater than 1% above the CPI (Consumer Price Index) for the prior calendar year in any Contract Year) by providing written notice 90 days


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prior to the end of any Contract Year. Such new price will apply to all product orders received after the beginning of the subsequent Contract Year.

      4.3 Supplier shall invoice Distributor at time of shipment of each order. Payment shall be due within 30 days of date of receipt of shipment or date of invoice, whichever is later.

      4.4 Within 30 days after the end of each calendar quarter during the term of this Agreement, Supplier shall pay to Distributor an administration fee equal to 2% of the net dollar amount actually paid from Distributor to Supplier for purchases of Product under this Agreement during such calendar quarter.

                                    Section 5
                            INSPECTION BY DISTRIBUTOR

      During the 30 days following Distributor's receipt of each shipment of Products ordered hereunder, Distributor shall have the right to inspect the Products to ascertain whether they conform in number and type to Distributor's product order, or whether there are obvious defects present. If the Products so inspected are found not to conform, Distributor shall notify Supplier in writing within such 30-day period, unless defects become apparent after use by an End User.

                                    Section 6
                         TRADEMARKS; MARKING OF PRODUCTS

      Distributor may use and display the business name or trademarks of Supplier to identify and market the Products only (1) on business cards and Stationery of Distributor indicating it is an authorized distributor for Supplier, and (2) on marketing materials prepared by Supplier and delivered to Distributor relating to the Products set forth on Exhibit "A". In each, case, Distributor shall comply with Supplier's guidance regarding the use of its business names and trademarks. No other use of Supplier's business name or trademarks is authorized.

                                    Section 7
                 COMPETITIVE PRODUCTS AND EXCLUSIVITY COMMITMENT

      So long as this Agreement remains in effect, Distributor shall not add additional products to its current line to distribute, or add additional products to its current line to act as an agent or representative of any developer or manufacturer of, medical products that compete directly or indirectly with the Products. Distributor will use its best efforts to convert existing End-Users of


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any currently-provided competitive products to the Supplier's Products provided in no event shall such conversion be deemed a condition, to or breach of this Agreement

                                    Section 8
                     WARRANTIES AND LIMITATIONS OF LIABILITY

      8.1 Supplier warrants to Distributor that Supplier owns or has rights to the Products, including any intellectual property rights associated therewith, adequate to enable Supplier to perform its obligations, to authorize the distribution of the Products by Distributor, and to authorize the use of the Products by End-Users.

      8.2 Supplier warrants to Distributor that the Products and the distribution thereof do not infringe the trademarks, patents, copyrights, or other proprietary rights of any third party.

      8.3 Supplier warrants to Distributor that the Products will operate in compliance with the applicable functional description of the Products as contained in Supplier's marketing literature for the Products,

                                    Section 9
                                 INDEMNIFICATION

      9.1 Supplier hereby indemnifies and agrees to hold Distributor harmless from and against any and all claims, demands or actions and costs, liabilities, damages, legal fees and legal costs or losses (1) arising out of any actual or alleged infringement of any patent trademark, or copyright or violation of any trade secret or other proprietary rights by any of the Products furnished hereunder; (2) arising out of any actual or alleged death or injury to any person or damage to any tangible property resulting or claimed to result wholly from (a) any actual or alleged defect in the Products, or (b) any statement or misstatement contained in the documentation and marketing materials provided by Supplier; or (3) arising out of any breach of this Agreement by Supplier.

      9.2 Distributor hereby indemnifies and agrees to hold Supplier harmless from and against any and all claims, demands, or actions and any cost-liabilities, or losses (1) arising out of any statements or representations made by Distributor or Distributor's employees or agents with, respect to the Products, except for statements that are direct quotations of any documentation and marketing materials provided by Supplier to Distributor for use in connection with the Products; or (2) arising out of any breach, of this Agreement by Distributor.


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      9.3   The foregoing indemnities are in addition to any right otherwise under this Agreement but shall be expressly contingent on the party seeking indemnity (1) notifying the indemnifying party in writing of any such claim, demand, action, or liability; (2) cooperating in the defense or settlement thereof.

                                   Section 10
                              TERM AND TERMINATION

      10.1 The terms of this Agreement shall begin on the date first written above and shall end on October 31, 2008 unless extended by mutual consent.

      10.2 The occurrence of any one of the following items shall constitute a material default under this Agreement (1) a failure to provide Products by the Supplier to Distributor pursuant to this Agreement (2) Supplier selling or distributing Products to any third parry in violation of Distributor's exclusive right to sell the Products; or (3) a failure of the Distributor to pay for purchased Products as agreed herein. In the event either Supplier or Distributor commits a material default of this Agreement, the non-defaulting party shall, provide a 90 day written notice to cure. In the event that the default is not cured within the aforementioned 90-day period, the non-defaulting party may declare the other party in breach. In the event of a declaration of breach, the non-breaching party may either (1) seek injunctive relief to enforce the terms of this contract; or (2) may declare the contract terminated.

      10.3 The Supplier may discontinue the manufacture or distribution of one, some or all of the Products with the prior written consent of the Distributor, which consent will not be unreasonably withheld, provided that the Distributor shall have no obligation to provide its consent until all outstanding orders of the Distributor are fulfilled and the Distributor is reimbursed for any and all reasonable out-of-pocket expenses relating to marketing, advertising or promoting the Supplier's Products.

      10.4 If Distributor fails to purchase 80% of the contract minimum in Exhibit "B" in any Contract Year or Calendar Year after the initial Contract Year or Calendar Year, the Agreement becomes non-exclusive provided, however, that said non-exclusivity shall only occur after Distributor is given a 90-day period after written notice within which it may make the contract minimums.

                                   Section 11
                              COMPLIANCE WITH LAWS


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      Distributor agrees to comply with all applicable federal, state, regional and local laws and regulations in performing its obligations under the terms and conditions of this Agreement and it dealings with End-Users concerning Products.

                                   Section 12
                           OBLIGATIONS OF DISTRIBUTOR

      12.1 Distributor shall use its best efforts to maximize the sales and distribution of Supplier's Products in Exhibit "A".

      12.2 Distributor shall maintain a national "800" telephone number for order entry and customer service.

      12.3 Distributor shall show Supplier products at appropriate national conventions (e.g., ONS).

      12.4 Distributor's Chief Operating Officer will supervise sales activity and work to maximize sales in the Territory and manage resellers needed to achieve contract maximums.

      12.5 Distributor shall use its best efforts to develop contracts with national and regional purchasing groups and the different entities of the Federal Government that contract for and purchase medical products.

      12.6 Distributor shall train, develop and maintain customer service and sales support, and order entry for Supplier's Products covered by this Agreement.


      12.7 Distributor shall develop, with Supplier's technical support, sales training programs and an approved in-service method for End-Users.

      12.8 Distributor shall have in effect all licenses, permits and authorizations required and necessary for the performance of its obligations covered by this Agreement.

                                   Section 13
                             OBLIGATIONS OF SUPPLIER

      13.1 Supplier shall use its best efforts to obtain the best available shipping dates and to ship Products in accordance with Distributor's shipping requests.


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      13.2  Supplier shall refer all leads, inquiries or request for Products covered by this Agreement to Distributor and not sell Products inside Distributor's Territory. Failure to do so would be a material breach of the contract.

      13.3 Supplier shall have in effect all licenses permits and authorizations from all government agencies within the Territory necessary to the performance of its obligations and shall comply with all applicable Jaws, rules and regulations affecting its activities including, but not limited to, FDA and other regulatory requirements.

      13.4 Upon notification from Distributor to Supplier regarding defective Product, Supplier will respond directly to the Distributor customer within 72 hours of receipt of notification. Supplier will provide a written response to Distributor's customer with a copy submitted to Distributor.

      13.6 Supplier will have the manufacturing and shipping capability to make enough units of Products covered by this Agreement for Distributor to reach its sales obligations.

                                   Section 14
                                  MISCELLANEOUS

      14.1 Each of the parties is an independent contractor under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties hereto. Without the prior written authorization of the other party, no parry shall have any authority to enter into agreements of any kind on behalf of the other party nor shall a party have any power or authority to bind or obligate the other party in any manner to any third party.

      14.2 Each party represents and warrants that it has full power and authority to undertake the obligations set forth in this Agreement and that it has not entered into any other agreement nor will it enter into any other agreements that would render it incapable of satisfactorily performing its obligations hereunder.

      14.3 If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.


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      14.4  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, overnight courier, facsimile, electronic mail, or U.S. mail. Notice shall be considered given when such notice is actually received by the other party at its then principal place of business.

      14.5 All questions concerning the validity, operation, interpretation, and construction of this Agreement will be governed by and determined in accordance with the laws of the State of California, without application of its principles of conflicts of law. Exclusive venue for any action arising under this Agreement shall be solely in the County of Orange in California.

      14.6 Neither party shall by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall not be construed as or constitute a continuing waiver of such breach or of other breaches of the same or other provisions of this Agreement.

      14.7 Except for obligations of Distributor respecting (1) protection of Supplier's proprietary rights in the Products and (2) payment of invoices for Products, neither party shall be in default if any delay or failure to perform any obligation hereunder is caused solely by events beyond such party's control. Any party claiming the benefit of such excuse shall be entitled to do so only to the extent that such party has diligently acted to cure the cause and consequence of such event.

      14.8 The parties hereto acknowledge that this Agreement is the complete and exclusive statement of agreement respecting the subject matter hereto and supersedes all proposals (oral or written), understandings, representations, conditions, and other communications between the parties relating hereto. This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and is signed by both parties, and no other act document, purchase order, usage, or custom shall be deemed to amend this Agreement.


      14.9 Should any litigation be commenced between the parties hereto concerning any provision of this Agreement the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted by a court of competent jurisdiction, to reasonable attorneys' fees and costs in such litigation.


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      14.10 Disputes/Cure/Arbitration. In the event a party breaches any of its obligations hereunder and fails to cure the same within any applicable cure period, or in the event of any other dispute or controversy between the parties hereto arising out of or relating to this Agreement, such dispute or controversy shall be submitted to the American Arbitration Association in Orange County, California. The arbitrator(s) shall decide any such matter in accordance with then applicable Commercial Rules of the American Arbitration Association or any successor organization. The determinations of the arbitrator(s) shall be final and shall not be subject to judicial review; provided, however, that any award or determination rendered by the arbitrators may be entered in any court of competent jurisdiction. The expenses of arbitration, the reasonable fees and costs of legal counsel, experts, and evidence shall be awarded to the prevailing party as provided in such rules.

      14.11 Agreement Continuance and Continuity. In the event of a merger, acquisition or sale of Supplier to or by another company this agreement and its provisions will be binding on that succeeding company.



WHEREBY, the parties have caused this Agreement to be executed by their duly authorized officers.


Luther Needlesafe Products, a California
Corporation

                                     By:_____________________________________
                                          Name and Title

                                     New Alliance of Independent
                                          Medical Distributors, Inc., a Texas
                                          Corporation

                                     By:_____________________________________
                                          Name and Title


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                                    EXHIBIT  "A"

Product: At all times in the:

                                 LUTHER/ALLIANCE
                 EXCLUSIVE MASTER SALES & DISTRIBUTION AGREEMENT

The product being referred to is the Luther safety Huber needle device.

Pricing: For each sterile safety Huber needle device ordered by Distributor from Supplier, Distributor will be invoiced two dollars and fifty-five cents, ($2.55) U.S. without a y-site and ($3-06) with a y-site.

Minimum order: One overshipper containing four, (4) cases. Each case contains twenty-five, (25) safety Huber needle devices for a total of one hundred, (100) safety Huber needle devices contained in each case.

Supplier will maintain inventories of the full product line, including 19, 20,22 gauge needles with lengths from 1/2" to 1 1/2" as required to fulfill customer's needs.


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                                   EXHIBIT "B"

Quantities: Distributor has agreed to a quota of 1,000,000 units of the Luther safely Huber needle device from Supplier in the first Ml calendar year beginning November 1, 2003 through December 31, 2004, and 1,300,000 units from January 1, 2005 through December 31,2005.

For Distributor to maintain their exclusivity under the terms of the:

                                 LUTHER/ALLIANCE
                EXCLUSIVE MA5TEK SALES & DISTRIBUTION AGREEMENT

Distributor must purchase a minimum of eighty, (80%) percent of the above stated amounts.

In accordance with this agreement ninety, (90) days prior to the end of each calendar year the required quantities to be purchased by Distributor will be reassessed and restated as part of this agreement

The aforementioned quota is not a guaranteed purchase by Alliance.


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